EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Amendment No. 1 to Form S-4 No. 333-131615) of Reliance Steel & Aluminum Co. and related proxy statement and prospectus of Earle M. Jorgensen Company and to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Reliance Steel & Aluminum Co. 1994 Incentive and Non-Qualified Stock Option Plan, as amended, of our reports dated March 10, 2006, with respect to the consolidated financial statements and schedule of Reliance Steel & Aluminum Co., Reliance Steel & Aluminum Co. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Reliance Steel & Aluminum Co., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ ERNST & YOUNG LLP

Los Angeles, California
March 10, 2006